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                                                                     EXHIBIT 2.1

                             NEW LAUNCH MEDIA, INC.
                               EXCHANGE AGREEMENT

        This EXCHANGE AGREEMENT is made as of January 15, 1999, by and among New Launch Media, Inc., a Delaware corporation (the "Company"), Launch Media, Inc., a Delaware corporation ("Launch") and the undersigned partners (each a "Partner" and collectively the "Partners") of AreohveeOnline Partnership, a California partnership ("AO").


                                 R E C I T A L S

        A. The current respective percentage interest of each Partner in AO (the "Interests"), is set forth opposite such Partner's name on Exhibit A hereto.

        B. The Company was formed with the object and purpose, and the nature of business to be conducted and promoted by the Company is, to exchange along with the outstanding shares of Launch, the Interests, all in a transaction intended to qualify as tax free under Section 351 of the Internal Revenue Code of 1986, as amended (the "Section 351 Transaction"). The Company is also expected to operate the business currently operated by AO and Launch.

        C. It is intended by the parties that, as of the date on which the transactions contemplated hereby close (the "Closing Date"), the Partners of AO will have agreed, according to the terms of their respective partnership agreement, to enter into this Agreement as part of the Section 351 Transaction in which the Interests of the Partners in AO will be transferred to the Company in exchange for (i) an aggregate of 4,377,782 shares of Company Stock of the Company ("collectively, the Company Stock"), and (ii) an aggregate of $301,994 in cash as more fully set forth on Exhibit A hereto.

        D. The stockholders of Launch have agreed to enter into a similar exchange agreement as part of the Section 351 Transaction in which their respective shares of Launch common stock, Launch preferred stock and other Launch securities will be exchanged for equal amounts of Common Stock and/or Preferred Stock and/or other Launch securities of the Company (the "Shares"). The exchange of securities by the Launch securityholders will occur simultaneously with the Exchange (as defined below) and is an express condition to the closing of the Exchange (as defined below).



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                                A G R E E M E N T

        The parties hereto hereby agree as follows:

        1. Exchange.

                1.1 Issuance of the Shares. Subject to the terms and conditions hereof, the Company will, in the Section 351 Transaction, (i) issue to each of the Partners that number of shares of Company Common Stock and (ii) a check representing the amount of cash set forth opposite his or her name on Exhibit A hereto in exchange for the transfer by the Partner of his or her Interest to the Company (the "Exchange").

        2. Closing Date; Delivery.

                2.1 Closing Date.

                        (a) The closing of the Exchange shall be held at the office of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California, on the Closing Date, which shall be January 29, 1999, or at such other time and place as the Company and a majority of the Partners may agree in writing.

                        (b) The closing referred to in subsection (a) above is hereinafter referred to as the "Closing."

                        (c) Subject to the terms of this Agreement, at the Closing, the Company will deliver to each Partner (i) a certificate representing the number of shares of Company Common Stock and (ii) a check representing the amount of cash set forth opposite his or her name on Exhibit A hereto, against delivery and exchange of documentation reasonably satisfactory to the Company representing the transfer of such Partner's Interest to the Company.

                        (d) Despite anything in this Agreement to the contrary, the rights and obligations of the parties to this Agreement under Section 2.1(c) are conditional upon the occurrence of the Closing and satisfaction or waiver of all conditions of Closing set forth in Section 7 of this Agreement and are and will be of no force and effect until the occurrence of the Closing.

                2.2 Escrow. At the Closing, the Company will deduct from the number of shares of Company Common Stock deliverable to the Partners pursuant to
Section 2.1(c), and will deposit into escrow (the "Escrow") a certificate representing twenty percent (20%) of the shares of Company Common Stock issuable in the Exchange to such Partners rounded down to the nearest whole share (the "Escrow Shares"). The Escrow Shares shall be held by Gray Gary Ware & Freidenrich LLP (or such other institution as shall be agreed upon by the Company and the Partner Representative (as defined in Section 9.7)) as escrow agent (the "Escrow Agent"), in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of Annex 2.2 (the "Escrow Agreement"). The Escrow Shares shall be held as collateral for the indemnification obligations under Section 9 hereof.



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        3. Representations and Warranties of AO. Except as set forth in the disclosure schedule (which disclosure shall be organized into numbered sections corresponding with the section numbers of this Agreement) delivered by AO to the Company on or before the date of this Agreement and attached hereto as Annex 3 (the "AO Disclosure Schedule") AO and the Partners hereby represent and warrant to the Company that:

                3.1 Organization, Standing and Power; Qualification; Subsidiaries. AO is a general partnership duly organized, validly existing and in good standing under the laws of the State of California; has all requisite power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation (a "Material Adverse Effect") of AO; and AO does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Notwithstanding the foregoing sentence, the cancellation or the restriction of the right to use up to four hundred (400) of the music videos in AO's tape library as of the Closing shall not be a Material Adverse Effect as defined herein. AO has delivered true and correct copies of its partnership formation and partnership rights related documentation to the Company (the "Partnership Documentation"). The Partners are not in violation of any of the provisions of such documentation.

                3.2 AO Partnership Structure.

                        (a) All of the outstanding interests in AO are held by those persons set forth in Section 3.2 of the AO Disclosure Schedule (which list sets forth the interests held by each such person). All interests have been duly authorized and validly issued, were issued in compliance with state and federal securities laws, and are subject to no preemptive rights or rights of first refusal created by statute, or any agreement to which AO or any Partner is a party or by which it or they are bound.

                        (b) Except as set forth in Section 3.2(a) or Section 3.2 of the AO Disclosure Schedule there are no securities or interests in any type of AO nor are there any outstanding subscriptions, options, puts, calls, rights, or other commitments or agreements of any character to which AO or any Partner is a party or by which it or they are obligating AO or any Partner to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any interest in AO or obligating AO or any Partner to grant, extend, change the price of, or otherwise amend or enter into any such option, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of the Interests
(i) between or among AO and any of its Partners or the holders of any interest in AO, or (ii) between or among any Partner or the holders of any interest in AO.

                3.3 Authority; No Conflict; Required Filings and Consents.



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                        (a) The Partners have all requisite power and authority
to enter into this Agreement and the other documents required to be executed and delivered by AO hereunder, (collectively, the "AO Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other AO Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Partners. This Agreement and the other AO Transaction Documents have been duly executed and delivered by the Partners and constitute the valid and binding obligations of AO and the Partners, enforceable against AO and the Partners in accordance with their respective terms, except as such enforceability may be limited (i) by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                        (b) The execution and delivery by the Partners of this Agreement and the other AO Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of any partnership documents,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, bond, mortgage, indenture, lease, contract or other agreement or obligation to which AO or the Partners are a party or by which AO or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AO or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on AO or to interfere with the consummation by AO of its obligations under this Agreement and the other AO Transaction Documents.

                        (c) The Interests are the only interests entitled to vote with respect to the Exchange being required. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 10.2) is required by or with respect to AO in connection with the execution and delivery of this Agreement or the other AO Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for items described in Section 3.3 of the AO Disclosure Schedule, and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on AO or materially and adversely affect the ability of AO to consummate the transactions contemplated by this Agreement in accordance with its terms.

                3.4 Financial Statements. AO has delivered to the Company copies unaudited financial statements as of, and for the partial year ended, December 31, 1997 and its interim financial statements as of, and for the year ended December 31, 1998 (collectively the "AO Financial Statements"). The AO Financial Statements present, and will present, fairly in all material respects the financial position of AO as of the respective dates and the results of AO's



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operations and cash flows for the periods indicated, except that the AO
Financial Statements are subject to audit adjustments which will not be material in amount.

                3.5 Absence of Liabilities. AO does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, except for (i) liabilities reflected on AO's balance sheet as of December 31, 1998 ("the AO Balance Sheet"), (ii) liabilities incurred in the ordinary course of business that either are not required to be set forth on the AO Balance Sheet or were incurred thereafter, and (iii) other liabilities listed in Section 3.5 of the AO Disclosure Schedule.


                3.6 Absence of Certain Changes or Events. Since December 31, 1998, AO has conducted its business in the ordinary course and in a manner consistent with past practices, and has not:

                        (a) to its knowledge, suffered any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on AO;

                        (b) suffered any damage, destruction or loss, whether covered by insurance or not, adversely affecting its properties or business;

                        (c) granted any increase in the compensation payable or to become payable by AO to its Partners or employees;

                        (d) made any distribution or distributions to its Partners which in the aggregate exceed a total of $15,000 per month;

                        (e) issued any interest rights, or options for, or entered into any commitment in AO;

                        (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

                        (g) sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property;

                        (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset, except for non-exclusive licenses which were granted in the ordinary course of business and in a manner consistent with past practices;

                        (i) other than this Agreement entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure);



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                        (j) incurred any liability, except in the ordinary
course of business and consistent with past practice;

                        (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

                        (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000 or in the aggregate in excess of $25,000;

                        (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Partners or any affiliate of any of the Partners, other than employee compensation and benefits and advances against or reimbursement of employment related business expenses incurred in the ordinary course of business; or

                        (n) agreed to take any action described in this Section
3.6 or which to its knowledge would constitute a breach of any of the representations or warranties of AO contained in this Agreement.

                3.7 Tangible Assets and Real Property.

                        (a) AO owns or leases all tangible assets and properties which are reasonably necessary for the conduct of its business as currently conducted or which are reflected on the AO Balance Sheet or acquired since the date of the AO Balance Sheet ("the Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair ordinary wear and tear excepted.

                        (b) AO has good and marketable title to all Material Tangible Assets that it owns, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable and purchase money security interests.

                        (c) Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which AO is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to the Company.

                        (d) AO owns no real property. The AO Disclosure Schedule sets forth a true and complete list of all real property leased by AO.




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                3.8 Intellectual Property.

                        (a) AO owns, or is licensed or otherwise possesses legally enforceable rights to use, only the intellectual property described in
Section 3.8(a) of the AO Disclosure Schedule (all of which are referred to as the "AO Intellectual Property Rights").

                        (b) Section 3.8 of the AO Disclosure Schedule contains an accurate and complete description of (i) all registered trademarks, trade names, service marks and copyrights included in the AO Intellectual Property Rights, including the jurisdictions in which each such AO Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution agreements and other agreements to which AO is a party and pursuant to which any person is granted rights with respect to any AO Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of AO (an "AO Product") or any adaptation, translation or derivative work based on any AO Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which AO is a party and pursuant to which AO is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), except for freely transferable "shrink wrap" software for which no royalties are currently owed or in the future may be owed, and (iv) all joint development agreements to which AO is a party.

                        (c) AO is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the AO Intellectual Property Rights or Licensed Intellectual Property.

                        (d) AO (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (ii) has not received any communications alleging that the Company has violated, or by conducting its business as proposed, would violate any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (iii) has no reason to believe that the manufacturing, marketing, licensing or sale of any AO Product or the provision of services in the course of AO's business infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iv) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any AO Intellectual Property Rights or Licensed Intellectual Property.

                        (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any AO Product at any stage of its development or created in the course of providing services to customers of AO (the "AO Components") were written, developed and created solely and exclusively by Partners or employees of AO without the assistance of any third party or were created by third parties who assigned ownership of their rights with respect thereto to AO by



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means of valid and enforceable agreements, copies of which have been provided to the Company.

                3.9 Bank Accounts. Section 3.9 of the AO Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which AO presently maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

                3.10 Contracts.

                        (a) Except as set forth in Section 3.10 of the AO Disclosure Schedule, AO is not a party or subject to any agreement, obligation or commitment, written or oral:

                              (i) that calls for any fixed and/or contingent
payment or expenditure or any related series of fixed and/or contingent payments or expenditures by or to AO totaling more than $25,000 in any calendar year;

                              (ii) with agents, advisors, salesmen, sales
representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

                              (iii) that restricts AO from carrying on anywhere
in the world its business or any portion thereof as currently conducted;

                              (iv) to provide funds to or to make any investment
in any other person or entity (in the form of a loan, capital contribution or otherwise);

                              (v) with respect to obligations as guarantor,
surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                              (vi) for any line of credit, standby financing,
revolving credit or other similar financing arrangement;

                              (vii) with any distributor, original equipment
manufacturer, value added remarketer or other person for the distribution of any of the AO Products; or

                              (viii) that is otherwise material to the business
or financial results of operations of AO.

                        (b) To AO's knowledge, no party to any contract, agreement or instrument described in Section 3.7((c)), 3.7((d)) or 3.10((a)) has expressed its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.

                        (c) AO is not in material default under or in material breach or violation of, nor is there any valid basis for any claim of material default by AO under, or material breach or violation by AO of, any contract, commitment or restriction to which AO is a



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party or by which AO or any of its properties or assets is bound or affected. To
AO's knowledge, no other party is in material default under or in material breach or violation of, nor, to AO's knowledge, is there any valid basis for any claim of material default by any other party under, or any material breach or violation by any other party of, any contract, commitment, or restriction to which AO is a party or by which AO or any of its properties or assets is bound or affected.

                3.11 Employee Benefit Plans. AO has no employee benefit plans, bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans.

                3.12 Compliance with Laws. AO has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business, including, without limitation, United States statutes, laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

                3.13 Employees and Consultants. Section 3.13 of the AO Disclosure Schedule contains a list of the names of all present employees and consultants of AO, their salaries or wages, other compensation and dates of employment and positions.

                3.14 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, or to AO's knowledge, threatened, against AO or any of its properties or Partners. There is no judgment, decree or order against AO or, to AO's knowledge, any of its Partners that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on AO.

                3.15 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon AO which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of AO, any acquisition of property by AO, or the conduct of business by AO as currently conducted or as currently proposed to be conducted.

                3.16 Governmental Authorization. AO has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of AO as currently conducted (collectively, the "AO Authorizations"), and all such AO Authorizations are in full force and effect.

                3.17 Insurance. Section 3.17 of the AO Disclosure Schedule contains a list and description of all insurance policies of AO. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and AO is otherwise in compliance with the terms of such policies. AO has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.



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                3.18 Indemnification Claims. Section 3.17 of the AO Disclosure
Schedule sets forth a list of all persons who are parties to Partner and/or AO employee indemnification agreements with AO (the "Indemnification Agreements"). Except as set forth in Section 3.17 of the AO Disclosure Schedule, there are no outstanding claims under any of the Indemnification Agreements or under any indemnification rights granted pursuant to any partnership related documentation of AO (as currently in effect); and to AO's knowledge, there are no facts or circumstances that either now, or with the passage of time, could reasonably be expected to provide a basis for a claim under any such Indemnification Agreement or under any indemnification rights granted pursuant to any partnership related documentation of AO.

                3.19 No Brokers. Except as set forth in Section 3.19 of the AO Disclosure Schedule, AO is not obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of this Agreement or the other AO Transaction Documents or any transaction contemplated hereby or thereby. AO agrees to indemnify and hold the Company and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses.

                3.20 Payments Resulting from Exchanges. Neither the consummation nor announcement of any transaction contemplated by this Agreement will (either alone or upon the occurrence of any additional or further acts or events) result in any material payment (whether of severance pay or otherwise) becoming due from AO to any Partner, employee or former employee thereof under (i) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any Partner or employee or any plan, agreement or understanding similar to any of the foregoing, or any "rabbi trust" or similar arrangement, or (ii) a material benefit under any AO Employee Plan being established or becoming accelerated, vested or payable.

                3.21 Interested Party Transactions. To the knowledge of AO, no Partner or employee of AO has any interest in (i) any material equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the AO Intellectual Property Rights, used in connection with or pertaining to the business of AO, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the AO Products, (iii) any entity that competes with AO, or with which AO is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which AO is a party; provided, however, that no such person shall be deemed to have any interest described in clauses (i) through (iv) of this Section 3.21 solely by virtue of such person's ownership of less than five percent (5%) of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or on any of the Nasdaq Stock Markets.

                3.22 No Existing Discussions. As of the date hereof, AO is not engaged, directly or indirectly, in any existing discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1).




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                3.23 No Misrepresentation. No representation or warranty by AO in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of AO pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

        4. Representations And Warranties Of the Company and Launch.

        Except as set forth in the disclosure schedule delivered by the Company to AO on or before the date of the Closing and attached hereto as Annex 4 (the "The Company Disclosure Schedule"), the Company and Launch jointly and severally represents and warrants to AO and each of its Partners as follows:

                4.1 Organization. The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company.

                4.2 The Company Capital Structure.

                        (a) The entire duly authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $0.001 par value, and 32,902,029 shares of Preferred Stock, $0.001 par value, of which 1,900,800 shares have been designated Series A Stock, 3,064,102 shares have been designated Series B Stock, 7,900,117 shares have been designated Series C Stock and 20,037,010 shares have been designated Series D Stock.

                        (b) As of the Closing, 4,671,663 shares of Common Stock, 1,900,800 shares of Series A Stock, 3,064,102 shares of Series B Stock, 7,900,117 shares of Series C Stock and 16,726,133 shares of Series D Stock will be issued and outstanding.

                        (c) Except for (i) the conversion privileges of the Series A, Series B, Series C and Series D stock (ii) 5,401,512 shares of Common Stock reserved for issuance pursuant to the Company's 1994 and 1998 Stock Option Plans, as amended (the "Incentive Plans"), of which 2,647,500 shares are subject to outstanding options and 2,754,012 shares are available for future grant,
(iii) options to purchase 47,000 shares of Common Stock of the company issued separately from the Incentive Plans, (iv) warrants to purchase 2,901,028 shares of Common Stock issued pursuant to an Agreement with Allen & Company, Incorporated (the "Allen & Co. Warrants"), (v) warrants to purchase 2,072,163 shares of Series D Stock to NBC and warrants to purchase 300,000 shares of Series D Stock to GE Capital, respectively and (vi) the rights provided in the Investors Rights Agreement, there are not other outstanding shares of capital stock, options, warrants or rights or outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights, or other agreements either directly or indirectly of the purchase or acquisition from the Company of any shares of its capital stock. The rights, privileges and preferences of the Series A, Series B, Series C and Series D Stock will




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be as set forth in the Company's Certificate of Incorporation. Assuming all of
the interests described in 4.2(b) and 4.3(c)(i)-(vi) inclusive are converted to Common Stock, the total number of shares of the Company's issued and outstanding Common Stock is 44,984,518. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understanding with respect to the shares of capital stock of the Company.

                        (d) The shares of the Company Common Stock to be issued pursuant to the Exchange, when issued, will be duly authorized, validly issued, fully paid, and nonassessable, and free of and not subject to any preemptive rights or rights of first refusal and (subject to the accuracy of representations and warranties to be obtained from AO shareholders) will be issued in compliance with all state and federal securities laws.

                4.3 Authority; No Conflict; Required Filings and Consents.

                        (a) The Company has all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by the Company hereunder (collectively, the "The Company Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Company Transaction Documents to which they are parties have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                        (b) The execution and delivery by the Company of this Agreement and the other the Company Transaction Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of the Company , (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on the Company, taken as a whole, and that would not interfere with the consummation by the Company of its obligations under this Agreement and the other the Company Transaction Documents.

                        (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the

Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the other the Company Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on the Company.

                4.4 Financial Statements.

        The Company and Launch have delivered to each Purchaser balance sheets and statement of stockholder's equity of Launch at December 31, 1996 and at December 31, 1997, audited statements of operations and cash flows of Launch for the years ended December 31, 1996 and December 31, 1997, an unaudited balance sheet and statement of stockholder's equity of Launch at October 31, 1998 and unaudited statements of operations and cash flows of Launch for the ten-month period ended October 31, 1998 (collectively, the "Launch Financial Statements"). The Launch Financial Statements are set forth as Attachment 4.4 to the Company Disclosure Schedule. The Launch Financial Statements are complete and correct in all material respects, have been prepared from, and are consistent with, the books and records of Launch, fairly present the financial condition of Launch on such dates and the results of operations for the periods designated therein and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Launch Financial Statements accurately set out and describe the financial conditions and operating results of Launch as of the dates, and during the periods, indicated therein (subject, in the case of unaudited financial statements, to normal non-material year-end audit adjustments and the omission of footnotes). Since October 31, 1998, there has been no material adverse change in the business, financial condition or results of operations of Launch.

                4.5 Absence of Undisclosed Liabilities. Except as disclosed in writing to AO or as otherwise disclosed in the Launch Financial Statements, Launch and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Launch other than (i) liabilities reflected in the Launch Balance Sheet, (ii) liabilities specifically described in this Agreement, and (iii) normal or recurring liabilities incurred since October 31, 1998, in the ordinary course of business consistent with past practices.

                4.6 Absence of Certain Changes or Events. Since October 31, 1998, Launch has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:
(i) any event or occurrence that has had a Material Adverse Effect on Launch;
(ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Launch having a Material Adverse Effect on Launch; (iii) any material change by Launch in its accounting methods, principles or practices to which AO has not previously consented in writing; or (iv) any revaluation by Launch of any of its assets having a Material Adverse Effect on Launch.

                4.7 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or to the knowledge of Launch, threatened, against Launch which is reasonably likely to have a Material Adverse Effect on Launch, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                4.8 Organization, Standing and Power; Qualification; Subsidiaries. Launch is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Launch (other than New York); and Launch does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Launch has delivered true and correct copies of its corporate formation and stockholder rights related documentation to AO (the "Stockholder Documentation"). Launch is not in violation of any of the provisions of such documentation.

                4.9 Authority; No Conflict; Required Filings and Consents.

                        (a) Launch has all requisite power and authority to enter into this Agreement and the other documents required to be executed and delivered by Launch hereunder, (collectively, the "Launch Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Launch Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Launch. This Agreement and the other Launch Transaction Documents have been duly executed and delivered by Launch and constitute the valid and binding obligations of Launch, enforceable against Launch in accordance with their respective terms, except as such enforceability may be limited (i) by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                        (b) The execution and delivery by Launch of this Agreement and the other Launch Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of any Launch Transaction Documents, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, bond, mortgage, indenture, lease, contract or other agreement or obligation to which Launch is a party or by which Launch or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Launch or any of its properties or assets, except in the case of
(ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a

Material Adverse Effect on Launch or to interfere with the consummation by Launch of its obligations under this Agreement and the other Launch Transaction Documents.

                        (c) The Launch securityholders are the only securityholders entitled to vote with respect to the Exchange being required. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 10.2) is required by or with respect to Launch in connection with the execution and delivery of this Agreement or the other Launch Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for items described in
Section 4.9 of the Launch Disclosure Schedule, and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Launch or materially and adversely affect the ability of Launch to consummate the transactions contemplated by this Agreement in accordance with its terms.

                4.10 Compliance with Laws. Launch has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business, including, without limitation, United States statutes, laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

                4.11 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Launch which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Launch, any acquisition of property by Launch, or the conduct of business by Launch as currently conducted or as currently proposed to be conducted.

                4.12 No Brokers. Neither the Company nor Launch is obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of this Agreement or the other Launch Transaction Documents or any transaction contemplated hereby or thereby. The Company agrees to indemnify and hold Launch harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses.

                4.13 No Misrepresentation. No misrepresentation or warranty by Launch in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Company or Launch pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                4.14 Registration Rights. No current holders of Common Stock have registration rights for such Common Stock.

        5. Conduct of Business.

                5.1 Covenants of AO by AO. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, AO agrees (except to the extent that the Company shall otherwise consent or request, in each case in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present Partners and employees; provided, however, that with the prior written consent of the Company, which shall not be unreasonably withheld, AO may reduce its workforce, so long as AO does not terminate any of the Partners listed on Annex 7.2(e) hereto, which Partners the Company desires to retain after the Closing Date, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. AO shall promptly notify the Company of any event or occurrence not in the ordinary course of business of AO where such event or occurrence would result in a breach of any covenant of AO set forth in this Agreement or cause any representation or warranty of AO set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, AO shall not, without the prior written consent of the Company:

                        (a) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the AO Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

                        (b) make any distributions which in the aggregate exceed $15,000 per month (whether in cash, property or otherwise), or issue any additional partnership interests;

                        (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $10,000 and inventory purchased in the ordinary course of business consistent with past practices;

                        (d) sell, lease, license or otherwise dispose of any of its properties or assets except for transactions entered into in the ordinary course of business consistent with past practice;

                        (e) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                        (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit in the ordinary course of business consistent with past practice;

                        (g) amend or propose to amend its partnership related documentation;

                        (h) incur or commit to incur any individual capital expenditure other than the existing commitments set forth in the AO Disclosure Schedule;

                        (i) enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any AO Product;

                        (j) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

                        (k) waive or release any material right or claim, except in the ordinary course of business;

                        (l) initiate any litigation or arbitration proceeding;

                        (m) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency;

                        (n) change any of AO's accounting policies and practices, except such changes as may be required in the reasonable opinion of AO's management to respond to economic or market conditions or as may be required by the rules of the Institute of Certified Public Accountants or Financial Accounting Standards Board or by applicable governmental authorities;

                        (o) change its personnel policies;

                        (p) grant any person a power of attorney or similar authority; or

                        (q) agree in writing or otherwise to take, any of the actions described in subsections (a) through (q) above, or any action which is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Closing.

                5.2 Covenants of Launch. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Launch agrees (except to the extent that AO shall otherwise consent or request, in each case in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization and (ii) keep available the services of its present offices and employees. Launch shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Launch where such event or occurrence would result in a material breach of any covenant of Launch as set forth in this Agreement or cause any representation or warranty of Launch set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, Launch shall not, without the prior written consent of AO:

                        (a) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division in which the total consideration paid by Launch in such transaction is greater than ten percent (10%) of Launch's then fully diluted shares;

                        (b) sell, lease, license or otherwise dispose of any of its properties or assets except for transactions entered into in the ordinary course of business consistent with past practice;

                        (c) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business; or

                        (d) agree in writing or otherwise to take, any of the actions described in subsections (a) through (c) above, or any action which is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Closing.

                5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Closing, each of the Company and the Partners shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity whether or not in connection with this Agreement, the Exchange and the other transactions contemplated hereby.

        6. Additional Covenants and Agreements.

                6.1 No Solicitation.

                        (a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, AO shall not, directly or indirectly through any Partner or employee, representative or agent of AO or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, exchange, business combination, sale of all or substantially all assets, sale of Interests (including without limitation by way of a tender offer) or similar transactions involving AO other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

                6.2 Consents. Each of the Company and AO shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses and leases as may be necessary or advisable to consummate the Exchange and the other transactions contemplated by this Agreement.

                6.3 Access to Information. Upon reasonable notice, AO shall afford to the officers, employees, accountants, counsel and other representatives of the Company, reasonable access, during normal business hours during the period prior to the earlier of the termination of this Agreement or the Closing, to all its properties, books, contracts, commitments and records and, during such period, AO shall furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed by it with or received by it from any Governmental Entity and (ii) all other information concerning its business, properties and personnel as the Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Exchange.

                6.4 Legal Conditions to Exchange. Each of the Company and AO will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Exchange. Each of the Company and AO will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by AO or the Company in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

                6.5 Public Disclosure. Except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, neither AO nor the Company shall issue any press release or other public statement with respect to the Exchange or this Agreement. Prior to the Effective Time, neither the Company nor AO shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transaction contemplated hereby without prior consultation with and the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

                6.6 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Company with full title to all properties, assets, rights, approvals, immunities and franchises of either Launch or AO, the proper officers and directors of Launch or Partners of AO shall take all such necessary action.

                6.7 Expenses. Whether or not the Exchange is completed, the parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. Notwithstanding the foregoing sentence, however, the Company will pay the reasonable legal, accounting and financial advisory fees and other out-of-pocket expenses of AO related to the carrying out of this Agreement and the transactions herein contemplated if and only if (i) the Exchange fails to close due to a failure to occur of any of the conditions set forth in Section 7.3 (other than subsection (g)) or (ii) this Agreement is rightfully terminated by AO pursuant to Section 8.1(d) hereof.

                6.8 Notification of Certain Matters. AO shall give prompt notice to the Company, and the Company shall give prompt notice to AO, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur, if uncured, would be likely to cause the failure of any of the conditions set forth in Section 7 of this Agreement.

        7. Conditions To Exchange.

                7.1 Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to this Agreement to effect the Exchange shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                        (a) Partner Approval. This Agreement and the Exchange shall have been approved and adopted by the requisite vote of the Partners of AO as required by AO's Partnership Documentation and the partnership law of the State of California.

                        (b) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained or filed, or shall have occurred as the case may be.

                        (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Exchange or limiting or restricting the Company's conduct or operation of the business of the Company or AO after the Exchange shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange which makes the consummation of the Exchange illegal or prevents or prohibits the Exchange.

                7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Exchange are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by the Company:

                        (a) Representations and Warranties. The representations and warranties of AO set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of the Partners to such effect.

                        (b) Performance Obligations. AO and the Partners shall have performed in all material respects all obligations required to be performed by it and them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of AO by the Partners to such effect.

                        (c) Confidentiality and Inventions Agreements. The Company shall have received Proprietary Information and Nonsolicitation Agreements signed by each of the AO Partners that will be accepting employment with the Company in substantially the form of Annex 7.2((c)), and each such agreement shall be in full force and effect.

                        (d) Non-Competition Agreements. The Company shall have received from each Partner other than D. Scott Kosch and Tiffany Faircloth, a Non-Competition Agreement in substantially the form of Annex 7.2((d))(i) and from Tiffany Faircloth, a Non-Competition Agreement in substantially the form of Annex 7.2(d)(ii).

                        (e) AO Employees. The Company shall have received from each of Gregory Morrow, Peter Gorla and G. Scott Barrett an Employment Agreement in substantially the form attached hereto as Annex 7.2((e)).

                        (f) Legal Opinion. The Company shall have received a legal opinion from McDermott, Will & Emery, counsel to AO, substantially in the form of Annex 7.2((f)).

                        (g) No Material Adverse Effect. Since October 31, 1998, there shall have been no event or occurrence that had or could reasonably be expected to have a Material Adverse Effect on AO.

                        (h) Third-Party Consents and Waivers. AO shall have provided all notices to third parties, and shall have received all third-party consents or waivers required in connection with the consummation of the transactions contemplated by this Agreement under any contract set forth (or required to be set forth) in Section 3.4 of the AO Disclosure Schedule or required to be obtained pursuant to Section 6.2.

                        (i) Voting Agreement. The Company shall have received from each Partner a Voting Agreement in the form attached hereto as Annex 7.2(i).

                        (j) Amendment of Agreements. The AO partnership related Agreements shall be amended as necessary to permit the Exchange and the transactions contemplated hereunder.

                        (k) Fairness Hearing. The issuance of the Company's Common Stock and Preferred Stock pursuant to this Agreement and to the stockholders of Launch shall have been the subject of a fairness hearing by, and shall have been approved by, the California Department of Corporations.

                        (l) Audited Financials. AO shall have delivered to the Company copies of its audited financial statements for the period from inception through December 31, 1997 and for the year ended December 31, 1998.

                7.3 Additional Conditions to Obligations of AO. The obligation of AO to effect the Exchange is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by AO:

                        (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and AO shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                        (b) Performance Obligations. The Company and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and AO shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                        (c) Legal Opinion. AO shall have received a legal opinion from Gray Cary Ware & Freidenrich LLP, counsel to the Company, substantially in the form of Annex 7.3((c)).

                        (d) Assumption of Liabilities. AO shall be satisfied in its reasonable discretion that the Company has either assumed or paid off in their entirety all of AO's liabilities (other than those relating to taxes in connection with the Exchange and those liabilities incurred in connection with
Section 6.7 hereto).

                        (e) Launch Exchange. The Launch Exchange contemplated by the Launch Exchange Agreement attached hereto as Annex 7.3(e) shall have been closed per the terms of such agreement.

                        (f) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement as to Launch and as of the Closing Date as to the Company as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of the Company to such effect.

                        (g) AO Employees. Each of Gregory Morrow, Peter Gorla and G. Scott Barrett shall have received from the Company an Employment Agreement in substantially the form attached hereto as Annex 7.2(e),

                        (h) No Material Adverse Effect. Since October 31, 1998, there shall have been no event or occurrence that had or could reasonably be expected to have a Material Adverse Effect on Launch.

                        (i) Third-Party Consents and Waivers. Launch shall have provided all notices to third parties, and shall have received all third-party consents or waivers required in connection with the consummation of the transactions contemplated by this Agreement or required to be obtained pursuant to Section 6.2.

                        (j) Fairness Hearing. The issuance of the Company's Common Stock and Preferred Stock pursuant to this Agreement and to the stockholders of Launch shall have been the subject of a fairness hearing by, and shall have been approved by, the California Department of Corporations.

                        (k) Letter Agreement. The Company shall have provided the Partners or their legal counsel with an executed 351 Transaction Side Letter.

        8. Termination and Amendment.

                8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1((b)) through 8.1((f)), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Exchange by the Partners of AO:

                        (a) by mutual written consent duly authorized by the Board of Directors of the Company and a majority of the Partners of AO;

                        (b) by either the Company or AO if the Exchange shall not have been consummated by February 28, 1999 (provided that the right to terminate this Agreement under this Section 8.1((b)) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Exchange to occur on or before such date);

                        (c) by either the Company or AO, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange, except, if the party relying on such order, decree or ruling or other action has not materially complied with its obligations under Section 6 of this Agreement;

                        (d) by AO, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company, which breach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from AO;

                        (e) by the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of AO or any of its Partners, which breach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from the Company; or

                        (f) by the Company, if for any reason the Partners fail to approve this Agreement and the transactions contemplated hereby by February 28, 1999.

                8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of the Company or its officers, directors, shareholders or Affiliates or AO or its Partners, except to the extent that such termination results from the intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 6.7 shall remain in full force and effect and survive any termination of this Agreement.

                8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors (in the case of the Company) or Partners (in the case of AO), at any time before or after approval of the matters presented in connection with the Exchange by the Partners of AO, but, after any such approval, no amendment shall be made which by law requires further approval by such Partners without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                8.4 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their Boards of Directors (in the case of the Company) or Partners (in the case of AO), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        9. Escrow and Indemnification

                9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of AO and the Company contained in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Closing Date and shall continue in full force and effect until the earlier of (i) first anniversary of the Closing Date or
(ii) the Company's sale of all or substantially all its assets, the merger or consolidation of the Company into or with any other corporation or if the holders of the outstanding shares of the Company prior to such merger or consolidation do not retain a majority of the voting power of the surviving corporation (the "Termination Date").

                9.2 Indemnification by AO Partners.

                        (a) Subject to the terms and conditions contained in this Section 9, the Partners outstanding immediately prior to the Closing Date (the "Indemnifying Partners") shall, jointly and severally, indemnify, defend and hold harmless the Company, its shareholders, officers, directors, employees and attorneys, all Subsidiaries and affiliates of the Company, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Company Group") from, against, for and in respect of any and all claims, losses, liabilities, damages, costs and expenses (including reasonable legal fees and expenses and expenses of investigation and defense) which any member of the Company Group may sustain or incur (collectively, "Company Losses") which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by AO or the Partners in this Agreement, the AO Disclosure Schedule or any certificate delivered pursuant to Section 7.2.

                        (b) The maximum aggregate liability of any Indemnifying Partner pursuant to Section 9.2((a)) shall be limited to the value of the Escrow Shares held by the Escrow Agent in the Escrow on behalf of such Indemnifying Partner pursuant to the terms of the Escrow Agreement. Anything in this Agreement to the contrary notwithstanding, the Indemnifying Partners shall not be liable for indemnification under this Section 9.2 until the aggregate of all the Company Losses for which indemnity is claimed exceeds $45,000, in which case the Company shall be entitled to indemnification for the full amount of the indemnification including the first $45,000.

                        (c) The obligation of the Indemnifying Partners to indemnify members of the Company Group for a Company Loss under this Section 9 is subject to the condition that the Indemnifying Partners or the Partner Representative (as defined in Section 9.7) shall have received an Indemnification Claim (as defined in Section 9.3((b))) for such Company Loss on or before the Termination Date.

                        (d) The provisions of Sections 9.2((b)) and ((c)) and
Section 9.6 shall not limit, in any manner, any remedy at law or in equity to which any member of the Company Group shall be entitled against AO or Partner or former Partner of AO as a result of active fraud or intentional misrepresentation by AO, any AO Partner or former Partner or any of their respective representatives or agents.

                9.3 Procedures for Indemnification.

                        (a) As used in this Section 9, the term "Indemnitor" means the Indemnifying Partner or Partners against whom indemnification hereunder is sought (and, in the case of claims made against the Escrow, shall refer to the Partner Representative), and the term "Indemnitee" means the member or members of the Company Group seeking indemnification hereunder.

                        (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by the Indemnitee by delivery of a written notice. In the case of claims made against the Escrow, such notice shall be delivered to the Partner Representative with a copy to the Escrow Agent; in the case of other claims such notice shall be delivered to the Indemnitor. The Indemnification Claim shall specify the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Company Losses and, in the case of a Third Party Claim (as defined in Section 9.4), shall contain (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

                        (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 shall be observed by Indemnitee and Indemnitor.

                9.4 Defense of Third Party Claims. Should any claim be made or any suit or proceeding instituted by a third party against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee would be entitled to indemnification under this Section 9 (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

                        (a) Indemnitee shall give Indemnitor written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor may undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by Indemnitor shall be an acknowledgment by Indemnitor that such Third Party Claim is subject to indemnification under the provisions of this Section 9 and that such provisions are binding on Indemnitor. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

                        (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

                9.5 Settlement of Third Party Claims. Unless Indemnitor has failed to fulfill its obligations under Section 9.4, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 9.4((a)), no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, unless such settlement includes a complete release of all claims against Indemnitee.

                9.6 Resolution of Indemnification Claims.1 Any Indemnification Claim received by Indemnitor pursuant to Section 9.3 above will be resolved as follows:

                        (a) To provide a fund against which members of the Company Group may assert Indemnification Claims under this Section 9, the Escrow Shares shall be withheld and deposited into the Escrow in accordance with the provisions of Section 2.2. The Escrow Shares so deposited shall be held and distributed in accordance with the Escrow Agreement. (b) Subject to the provisions of Section 9.2((d)), all Indemnification Claims shall be made in accordance with the Escrow Agreement against the Escrow Shares until the earlier of (i) the termination of the Escrow Agreement or (ii) such time as pending Indemnification Claims exceed the value of the Escrow Shares then remaining in the Escrow.

                        (b) Subject to the provisions of Section 9.2(d), all Indemnification Claims shall be made in accordance with the Escrow Agreement against the Escrow Shares until the earlier of (i) the termination of the Escrow Agreement or (ii) such time as pending Indemnification Claims exceed the value of the Escrow Shares then remaining in the Escrow.

                        (c) In the event that Indemnitor gives written notice contesting all, or a portion of, an Indemnification Claim to Indemnitee (a "Contested Claim") within thirty (30) days after receipt of such Indemnification Claim, the matter will be settled by binding arbitration pursuant to Section 9.6((d)), unless otherwise agreed by Indemnitor and Indemnitee. The final decision of the arbitrator shall be furnished to Indemnitor and Indemnitee in writing and will constitute a conclusive determination of the issue in question, binding upon the Indemnitor and Indemnitee and shall not be contested or appealed by any of them.

                        (d) Any Contested Claim shall be settled by arbitration at a mutually agreeable location in Santa Monica, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

                9.7 Partner Representative.

                        (a) Authority. For the purposes of this Agreement the Partners, without any further action on the part of any Partner, shall be deemed to have consented to the appointment of Gregory Morrow as the representative of such Partners (the "Partner Representative"), as the attorney-in-fact for and on behalf of each such Partner, and the taking by the Partner Representative of any and all actions and the making of any decisions required or permitted to be taken by them under this Agreement or the Escrow Agreement, including, without limitation, the exercise of the power to (i) receive or give any notice on behalf of the Indemnifying Partners pursuant to this Agreement or the Escrow Agreement, (ii) authorize delivery to the Company of the Escrow Shares, or any portion thereof, in satisfaction of Indemnification Claims, (iii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such Indemnification Claims, and (iv) take all other actions necessary in the judgment of the Partner Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Partner Representative has unlimited authority and power to act on behalf of each Partner and each Indemnifying Partner with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising from and taken pursuant to this Agreement or the Escrow Agreement. Such Partners will be bound by all actions taken by the Partner Representatives in connection with this Agreement and the Escrow Agreement, and the Company shall be entitled to rely on any action or decision of the Partner Representative as the action or decision of each Partner and each Indemnifying Partner.

                        (b) Standard of Conduct. Neither the Partner
Representative nor any of his agents shall be liable to any Partner or any Indemnifying Partner for any error of judgment, act done or omitted by him, or mistake of fact or law in connection with his services pursuant to Section 9.7, unless caused by his own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Partner Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Partner Representative shall not be required to take any action which is contrary to this Agreement, the Escrow Agreement or applicable law. The Partner Representative may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by him in good faith in accordance with the advice of counsel. In connection with his services under Section 9.7, the Partner Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                        (c) Indemnification. Each Indemnifying Partner shall indemnify the Partner Representative, ratably in accordance with the value of the shares of the Company Stock received by such Partner in the Exchange, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Partner Representative in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no such Partner shall be liable for any of the foregoing to the extent they arise from the Partner Representative's gross negligence or willful misconduct. The Partner Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its reasonable satisfaction by such Partner against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                        (d) Resignation or Removal of the Partner
Representative. Subject to the appointment and acceptance of a successor Partner Representative as provided below, the Partner Representative may resign at any time thirty (30) days subsequent to giving notice thereof to all Indemnifying Partners, the Company and the Escrow Agent, and the Partner Representative may be removed at any time with or without cause by action of the Indemnifying Partners who represent a majority of the Interests of all Indemnifying Partners. Upon any such resignation or removal, Indemnifying Partners representing a majority of the shares of the Indemnifying Partners shall have the right to appoint a successor Partner Representative, which Partner Representative shall be reasonably acceptable to the Company. If no successor Partner Representative shall have been appointed by Indemnifying Partners and accepted such appointment within twenty (20) days after the retiring Partner Representative gives notice of resignation or the Partner Representative's removal, then the retiring or removed Partner Representative may appoint a successor which shall be reasonably acceptable to the Company. Upon the acceptance of any appointment as Partner Representative hereunder, such successor Partner Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Partner Representative, and the retiring or removed Partner Representative shall be discharged from its duties and obligations hereunder. After any retiring Partners Representative's resignation or removal hereunder as the Partner Representative, the provisions of this Section 9.7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while he was acting as the Partner Representative.

                        (e) Agent in its Individual Capacity. The Partner Representative, to the extent he is an Indemnifying Partner, shall have the same rights and powers under this Agreement as any other Indemnifying Partner and may exercise the same as though he were not the Partner Representative, and the term "Indemnitor," as used in this Section 9, shall refer to the Partner Representative in his capacity as such.

                9.8 Indemnification by the Company and Launch.

                        (a) Subject to the terms and conditions contained in this Section 9.8 the Company and Launch shall indemnify, defend and hold harmless AO and its Partners, employees, attorneys, agents and affiliates (the "Partner Group") from, against, for and in respect of any and all claims, losses, liabilities, damages, costs and expenses (including reasonable legal fees and expenses and expenses of investigation and defense) which the Partner Group may sustain or incur (collectively, "AO Losses") which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Company or Launch in this Agreement, the Company Disclosure Schedule or any certificate delivered pursuant to Section 7.3.

                        (b) The maximum aggregate liability of the Company pursuant to Section 9.8(a) shall be limited to the greater of (i) $1,400,000 or
(ii) the fair market value of the Escrow Shares. Anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification under this Section 9.8 until the aggregate of all the AO Losses for which indemnity is claimed exceeds $45,000 in which case AO shall be entitled to indemnification for the full amount of the indemnification including the first $45,000.

                        (c) The obligation of the Company to indemnify AO and its Partners for an AO Loss under this Section 9.8 is subject to the condition that the Company shall have received a written claim for indemnification specifying the basis on which indemnification is sought in reasonable detail (including relevant documentation relating to such claim) and the amount of losses asserted for such AO Loss on or before the Termination Date.

                        (d) The provisions of Sections 9.8(b) and (c) and shall not limit, in any manner, any remedy at law or in equity to which any Partner shall be entitled against the Company as a result of fraud or intentional misrepresentation by the Company or any of its respective representatives or agents.


        10. General Provisions.

                10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)     if to the Company, to:

                New Launch Media, Inc.
                2700 Pennsylvania Avenue
                Santa Monica, CA  90404
                Attention:  Robert Roback
                Fax:  (310) 526-4433

                with a copy to:

                Gray Cary Ware & Freidenrich LLP
                400 Hamilton Ave.
                Palo Alto, CA 94301
                Attention:  James M. Koshland, Esq.
                Fax:  (650) 327-3699

        (b)     if to AO, to

                AreohveeOnline Partnership
                885 Production Place
                Newport Beach, CA  92663

                Attention:  Greg Morrow
                Fax:  (949) 515-8068

                with a copy to:

                McDermott, Will & Emery
                1301 Dove Street, Suite 500
                Newport Beach, CA  92660
                Attention:  John B. Miles, Esq.
                Fax:  (714) 851-9348

        (c)     If to the Partner Representative, to:

                Gregory Morrow
                AreohveeOnline Partnership
                885 Production Place
                Newport Beach, CA  92663
                Fax:  (949) 515-8068

                with a copy to:

                McDermott, Will & Emery
                1301 Dove Street, Suite 500
                Newport Beach, CA  92660
                Attention:  John B. Miles, Esq.
                Fax:  (714) 851-9348



                10.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the first date written above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In determining whether a Material Adverse Effect exists with respect to a party, materiality shall be determined on the basis of the applicable party and all of its Subsidiaries, if any, taken together as a whole, and not on the basis of the party or any single Subsidiary alone. Reference to a party's "knowledge" mean actual knowledge after reasonable inquiry of such party's directors, officers, Partners and other management-level employees who could reasonably be expected to have knowledge of such matters. As used in this Agreement, the term "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, and any court or other tribunal), and the term "Subsidiary" means, with respect to any party, any corporation, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                10.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

                10.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

                10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                10.8 Third Party Beneficiary. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

Agreed to and accepted as of the
first date written above:


NEW LAUNCH MEDIA, INC.                 AREOHVEEONLINE LIMITED PARTNERSHIP
a Delaware corporation                 a California Partnership

By: /s/ Robert D. Roback               By: /s/ Gregory Morrow
   ---------------------------------      --------------------------------------
                                          Gregory Morrow

Title:   President
         ---------------------------

LAUNCH MEDIA, INC.                     By: /s/ Peter Gorla
a Delaware corporation                    --------------------------------------
                                              Peter Gorla


By: /s/ Robert D. Roback               By: /s/ G. Scott Barrett
   ---------------------------------      --------------------------------------
                                              G. Scott Barrett

Title:   President
         ---------------------------

                                       By: /s/ Anthony Alfaro
                                          --------------------------------------
                                              Anthony Alfaro


                                       By: /s/ D. Scott Kosch
                                          --------------------------------------
                                              D. Scott Kosch


                                       By: /s/ Tiffany Faircloth
                                          --------------------------------------
                                              Tiffany Faircloth

                                    EXHIBIT A


                                          Number of Shares of
                  Name of Partner         Company Common Stock          Cash
                  ---------------         --------------------          -----
                  Gregory Morrow                 1,028,779           $ 37,573.76
                  Peter Gorla                    1,028,779           $ 29,940.50
                  G. Scott Barrett               1,028,779           $ 38,846.54
                  Anthony Alfaro                 1,028,779           $188,267.02
                  D. Scott Kosch                   175,111           $  2,377.45
                  Tiffany Faircloth                 87,555           $  4,988.73
                                                 =========           ===========
                       TOTALS:                   4,377,782           $301,994.00

                                    ANNEX 2.2


                                ESCROW AGREEMENT

                                     ANNEX 3


                             AO DISCLOSURE SCHEDULE

                                     ANNEX 4


                            BUYER DISCLOSURE SCHEDULE

                                  ANNEX 7.2(c)


                FORM OF CONFIDENTIALITY AND INVENTIONS AGREEMENT

                                 ANNEX 7.2(d)(i)


                        FORM OF NONCOMPETITION AGREEMENT
           (ALL PARTNERS EXCEPT D. SCOTT KOSCH AND TIFFANY FAIRCLOTH)

                                ANNEX 7.2(d)(ii)


                        FORM OF NONCOMPETITION AGREEMENT
                               (TIFFANY FAIRCLOTH)

                                  ANNEX 7.2(e)

                          FORM OF EMPLOYMENT AGREEMENT

                                  ANNEX 7.2(f)


                              FORM OF LEGAL OPINION

                                  ANNEX 7.2(i)

                                VOTING AGREEMENT

                                  ANNEX 7.3(c)


                           FORM OF GCW&F LEGAL OPINION

                                  ANNEX 7.3(e)


                            LAUNCH EXCHANGE AGREEMENT